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                                                                   Exhibit 23(I)

                                   Law Offices
                                 ALLAN M. LERNER
                           A Professional Association

                                                      Telephone: (954)563-8111
2888 East Oakland Park Boulevard                      Facsimile: (954)563-8522
Fort Lauderdale, Florida 33306                        EMAIL: amlrwp@aol.com

                                October 16, 2000

Mr. Lesly Benoit
Chief Financial Officer
ISNI.net, Inc.
204 E. McKenzie St.
Unit D
Punta Gorda, FL 33950

RE:       FILING OF FORM 10K-SB FOR ISNI.NET, INC.

Gentlemen:

This opinion is submitted pursuant to applicable rules of the Securities and Exchange Commission with respect to the filing of Form 10K-SB for ISNI.Net, Inc.(the "Company").

In my capacity as securities counsel to the Company., I have examined the original, certified, conformed, or other copies of the Company's Amended and Restated Certificate of Incorporation, Bylaws provided to me by ISNI.Net. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to me as conformed, photostat or other copies. In passing upon certain corporate records and documents of ISNI.Net, Inc., I have necessarily assumed the correctness and completeness of the statements made or included therein by ISNI.Net., and I express no opinion thereon. Based upon and in reliance of the foregoing, I hereby consent to the use of this opinion in the Form 10K-SB to be filed with the Commission.

                                       /s/ Allan M. Lerner
                                       -----------------------------------------
                                           Allan M. Lerner, P.A.